Spectrum Control Increases Stock Buyback Program

Fairview, PA, October 15, 2008 ----- Spectrum Control, Inc. (NASDAQ: SPEC), a leading designer and manufacturer of custom electronic products and systems, today announced a $5.0 million increase to its stock buyback program.

Dick Southworth, the Company's President and Chief Executive Officer, stated, "So far this year, under our stock buyback program, we have expended approximately $7.4 million to repurchase 871,000 shares of our Common Stock through open market transactions. We are very pleased to report that our Board of Directors has authorized Management to expend an additional $5.0 million for stock repurchases. The amount and timing of the actual transactions will be determined based upon Management's ongoing evaluation of the Company's stock price, liquidity, and other relevant factors. We believe the continuation of our stock buyback program is an affirmation of our strategic direction, positive future business outlook, and strong financial position."

About Spectrum Control

Spectrum Control, Inc. is a leader in the design, development and manufacture of custom electronic products and systems for the defense, aerospace, communications, and medical industries worldwide. For more information about Spectrum Control and its products, please visit the Company's website at www.spectrumcontrol.com.

Corporate Headquarters	Investor Relations
8031 Avonia Road Fairview, PA 16415 Phone: 814/474-2207 Fax: 814/474-2208	John P. Freeman, Senior Vice President and Chief Financial Officer Spectrum Control, Inc. Phone: 814/474-4310